Exhibit 99.1

Energy XXI Announces Gulf of Mexico Joint Venture with Apache and Provides Operations Update

•	Joint venture with Apache targets salt domes across 135 blocks on Gulf of Mexico shelf

•	Additional recompletion online at South Pass 49

•	Incremental interests acquired at Bayou Carlin

•	Current oil production approximates 30,000 Bbl/d

HOUSTON – March 19, 2013 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today provided an update highlighting activity on the Gulf of Mexico shelf and onshore Louisiana.

Apache Joint Venture
The company has entered into an agreement with Apache Corp. to explore for oil and gas pay sands associated with salt dome structures on the central Gulf of Mexico shelf.  The area of mutual interest (AMI) includes several salt domes within a 135 block area.  In addition, Energy XXI has acquired a 25 percent working interest in 21 non-producing primary-term leases with Apache.  A new wide azimuth seismic program is underway to define the potential of the AMI, covering approximately 633,000 acres.
“This joint venture exemplifies our interest in exploring salt structures where new seismic data, remapping and remodeling could uncover significant hidden hydrocarbons,” Energy XXI Chairman and Chief Executive Officer John Schiller said.  “Our Pendragon exploration well, being drilled in the Vermilion area, is a similar analog. We are very excited about the potential of this new joint venture with Apache, a world-class operator with extensive expertise in the Gulf of Mexico.”

Operations Update
At the South Pass 49 field, the company has continued its recompletion program to the D-65 sand.  Well A-7 (56.5% WI / 47.08% NRI) was the first recompletion to come online, in December 2012, and now has a stabilized flow rate of 14 million cubic feet of gas per day (MMcf/d) gross.  Well A-19 (49.4 WI / 37.0% NRI) was the second recompletion, which came online this month and currently is flowing 6 MMcf/d and 135 barrels of condensate per day gross.  Well A-17 (56.5% WI / 47.08% NRI) is currently being recompleted to the D-65 sand and should be online in April.  The A-6 well (56.5% WI / 47.08% NRI) recompletion to the D-65 sand will follow A-17.  Since the South Pass 49 recompletion program started in October, overall field production has more than doubled.
At West Delta 73 (100% WI / 83% NRI), Maroon, the company’s fourth horizontal oil well in the field, was drilled to 8,281 feet true vertical depth (TVD) / 10,071 feet measured depth (MD), including a 1,200-foot horizontal section in the F-40 oil sand. The well is currently testing and under evaluation.
“We continue to grow more confident in the upside of our horizontal oil drilling program,” Schiller said. “As anticipated, our horizontal wells are trending right around our mid to high-side case, which represents about a five-fold average increase in recoverable oil per completion.”
At South Timbalier 54 (100% WI / 87% NRI), Viper, Energy XXI’s first horizontal well in the field, was drilled to 4,849 feet TVD / 6,670 feet MD, including a 680-foot horizontal section in the A-1 oil sand. Viper was placed online in mid-March at approximately 500 BOE/d gross.  Viper is the first of a five-well horizontal program planned for the South Timbalier 54 field.  Iceman, the next horizontal well in the field, has been drilled to the target depth of 6,620 feet MD, and the horizontal section is currently being drilled. To date, the A-1 sand has produced almost 30 million barrels of oil at South Timbalier 54.
The Pendragon well (50% WI / 40.6% NRI), located on Vermilion Block 178, is currently drilling past 12,400 feet TVD/14,000 feet MD with a proposed total depth of 16,300 feet TVD/ 20,400 feet MD.  The exploratory well is targeting multiple sands on the south side of a salt dome.
Onshore Louisiana in St. Mary’s Parish, following the acquisition of the McMoRan working interest in the Bayou Carlin field announced at the end of January, Energy XXI acquired an additional working interest in the field from a private company for $34 million. This additional acquisition takes Energy XXI’s working interest in the currently producing Landers and Peterson wells at Bayou Carlin to 73.5 percent from 56.5 percent, adding 1,035 BOE/d in net production to Energy XXI.
“Our recent bolt-on acquisitions at Bayou Carlin represent a strategic opportunity in South Louisiana,” Schiller said.  “As operator of the field, we are moving quickly to prove up the extent of the discovery with the drilling of the third well in the field.”
The Duplantis well (98.7% WI / 73.9% NRI) in the Bayou Carlin field was spud in late February and is drilling below 11,400 feet TVD/MD toward a proposed depth of 20,400 feet TVD/MD.  Duplantis is targeting the MA-10 and MA-11A sands currently producing in existing wells, in addition to potential shallower and deeper sands that could add to the field’s size.

Production Update
Current production approximates 46,000 BOE/d net, including about 30,000 barrels per day (Bbl/d) of oil, with approximately 5,000 BOE/d temporarily offline due to various unrelated issues, bringing total capacity to approximately 51,000 BOE/d.  Production for the fiscal third quarter ended March 31, 2013 is expected to average 44,000 BOE/d, of which approximately 29,000 Bbl/d is oil.

Hedge Position Update
Energy XXI restructured 16,000 Bbl/d of previously existing calendar year 2013 Brent put spreads, increasing the average protection level nearly $23.00/Bbl to approximately $106.00/Bbl, for a cost of $2.67/Bbl.   Restructuring included purchasing 5,000 Bbl/d of calls for calendar year 2013, and an additional 5,000 Bbl/d of calls through June 2013, taking advantage of historically low implied volatility, to substantially enhance the upside potential of crude oil revenue.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Cantor Fitzgerald Europe is Energy XXI’s listing broker in the United Kingdom.  To learn more, visit the Energy XXI website at www.EnergyXXI.com.

GLOSSARY

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

MD – measured depth.

MMcf/d – million cubic feet of gas per day.

Net Pay – cumulative hydrocarbon-bearing formations.

NRI, Net Revenue Interest – the percentage of production revenue allocated to the working interest after first deducting proceeds allocated to royalty and overriding interest.

TVD – true vertical depth of a well.

WI, Working Interest – the interest held in lands by virtue of a lease, operating agreement, fee title or otherwise, under which the owner of the interest is vested with the right to explore for, develop, produce and own oil, gas or other minerals and bears the proportional cost of such operations.

Workover / Recompletion – operations on a producing well to restore or increase production. A workover or recompletion may be performed to stimulate the well, remove sand or wax from the wellbore, to mechanically repair the well, or for other reasons.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Greg Smith
Director, Investor Relations
713-351-3149
gsmith@energyxxi.com

Cantor Fitzgerald
Nominated Adviser: David Porter, Rick Thompson
Corporate Broking: Richard Redmayne
Tel: +44 (0) 20 7107 8000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232